Exhibit 10.15

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”) is made and entered into as of December 28, 2011 (the “Effective Date”), by and among NPC International Holdings, Inc., a Delaware corporation (“Parent”), NPC International, Inc. (the “Company”) and Olympus Advisors V LLC, a Delaware limited liability company (“Olympus”).

WHEREAS, Parent, NPC Acquisition Holdings, LLC (the owner of all of the outstanding capital stock of the Company) and the Sellers named therein are parties to the Purchase and Sale Agreement, dated November 6, 2011 (the “Purchase Agreement”) pursuant to which, subject to the terms and conditions therein, Parent will acquire all of the outstanding membership interests of NPC Acquisition Holdings, LLC.

WHEREAS, Parent and the Company desire to retain Olympus with respect to the services described herein.

NOW, THEREFORE, the parties agree as follows:

1. Term. This Agreement shall continue in effect (the “Term”) until (i) terminated by the mutual written consent of the parties hereto; (ii) a merger or consolidation of Parent with or into any entity, or the transfer or sale by the holders of Parent’s common stock (on a fully diluted, as converted basis), which results in the holders of Parent’s outstanding capital stock immediately prior to any such merger, consolidation, transfer or sale ceasing to own, directly or indirectly, immediately following such merger, consolidation, transfer or sale, at least 20% of the outstanding common stock (on a fully diluted, as converted basis) of the surviving corporation; (iii) the sale, transfer or other disposition of all or substantially all of Parent’s assets on a consolidated basis; or (iv) the liquidation or dissolution of Parent.

2. Services.

(a) Parent and the Company hereby retain Olympus to provide or cause to be provided, as mutually agreed by Olympus and the board of directors of Parent (the “Board of Directors”), advice to the Board of Directors and the management of Parent, the Company and their subsidiaries regarding corporate, business and financial strategy, potential acquisitions, the financial management of Parent, the Company and their subsidiaries and other issues. Such advice may include, without limitation, the following: (i) advising Parent, the Company and their subsidiaries on all aspects of their respective capital structures, including appropriate levels of debt and equity; (ii) structuring capital-raising transactions; (iii) assisting Parent, the Company and/or their subsidiaries in evaluating potential acquisition targets; (iv) assisting the Parent, the Company and/or their subsidiaries in structuring potential acquisitions; and (v) advising Parent, the Company and/or their subsidiaries on proposed purchase prices and forms of consideration and ultimate sale alternatives.

(b) Notwithstanding anything herein to the contrary, it is understood and agreed that none of Parent, the Company or any of their subsidiaries is precluded hereby from engaging other persons in addition to Olympus to provide investment banking services during the term of this Agreement, and any such engagement of another person shall not affect or impair Olympus’ right to receive the fees set forth herein. The parties acknowledge that Olympus is not a broker/dealer, securities underwriter or placement agent and, accordingly, if a transaction consists of a public or private offering or other placement of securities, Olympus shall have the right to act as a financial advisor to Parent, the Company or their subsidiaries and such investment banking firm(s) as the Board of Directors may select shall be engaged as underwriter(s) or placement agent(s).

3. Compensation of Olympus. Commencing on the Effective Date and continuing through the expiration of the Term, the Company shall pay to Olympus or its designees the following fees:

(a) On the Effective Date, the Company shall pay or cause to be paid to Olympus or its designees a fee for services rendered in connection with the financing for the transactions contemplated in the Purchase Agreement and certain other matters. Such fee shall be paid at the closing of the purchase and sale transactions contemplated by the Purchase Agreement (the “Closing”) by wire transfer of immediately available funds in the amount of $7,550,000 to Olympus or its designees. In addition, the Company will reimburse Olympus or its designees at the Closing, by wire transfer of immediately available funds, its reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of accountants, attorneys and other advisors retained by Olympus or its Affiliates) incurred in connection with the foregoing.

(b) The Company shall pay or cause to be paid to Olympous or its designees a quarterly cash fee in the amount of $250,000 (the “Quarterly Fee”) payable by the Company to Olympus or its designees in arrears on the last day of each calendar quarter during the Term; provided that (i) the first such Quarterly Fee shall be payable on March 31, 2012 and (ii) installments of the Quarterly Fee payable for any period other than a full three calendar month period shall be adjusted on a pro-rata basis according to the actual number of days in such period.

(c) The Company shall pay or cause to be paid to Olympus or its designees, upon consummation of any transaction involving the sale or disposition of any or all of the assets or capital stock (whether by merger, recapitalization, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated directly by Parent, the Company and/or any of their subsidiaries or indirectly by their respective stockholders) of Parent, the Company and/or any of their subsidiaries (other than sales of inventory or assets in the ordinary course of business) (a “Liquidity Transaction”), a cash fee equal to one percent (1%) of the Aggregate Consideration payable to such person in connection with such Liquidity Transaction (a “Liquidity Fee”).

(d) The Company shall pay or cause to be paid to Olympus or its designees, upon consummation of any transaction involving the direct or indirect acquisition by Parent, the Company or their subsidiaries of any of the assets or capital stock of another company, or a directly or indirectly controlling interest in, another company, whether by purchase of stock, purchase of assets, recapitalization, reorganization, consolidation, tender offer or otherwise, and whether consummated directly by Parent, the Company and/or any of their subsidiaries (other than acquisitions of assets in the ordinary course of business) (an “Acquisition Transaction”), a cash fee equal to the greater of (i) one percent (1%) of the Aggregate Consideration payable by Parent, the Company and/or their subsidiaries in connection with such Acquisition Transaction, and (ii) $100,000 (an “Acquisition Fee”).

(e) The Company shall pay or cause to be paid to Olympus or its designees, upon consummation of any financing transaction involving the public or private offering of debt or equity securities of Parent, the Company or any of their subsidiaries or the incurrence of bank or mezzanine debt (a “Financing Transaction”), a cash fee equal to one percent (1%) of the gross proceeds received by such person in connection with such Financing Transaction (the “Financing Fee”), provided, however, that the Company shall not be required to pay a Financing Fee with respect to a Financing Transaction solely involving an amendment, modification or extension of existing credit agreements or notes without any concurrent increase in the aggregate amount of financing available thereunder; provided further that, if any such Financing Transaction is used to finance an Acquisition Transaction, such Financing Fee will be credited against the Acquisition Fee.

(f) Upon any additional debt or equity capital contribution made by Olympus or its Affiliates to Parent, the Company or their subsidiaries, the Company shall pay or cause to be paid to Olympus a cash fee equal to one percent (1%) of such additional debt or equity capital contribution made by Olympus or its Affiliates to Parent, the Company or their subsidiaries; provided that, if the proceeds of such additional debt or equity capital contribution are used to finance an Acquisition Transaction, the fee payable pursuant to this Section 3(f) will be credited against the Acquisition Fee.

(g) In addition to the foregoing, the Company shall reimburse Olympus and its Affiliates for all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of accountants, attorneys and other advisors retained by Olympus or its Affiliates to advise the Company or Olympus, but excluding any such fees and expenses incurred in advising Olympus in its capacity as an investor in the Company) incurred by Olympus or its Affiliates in rendering any and all of the services contemplated under this Agreement. Such reimbursement shall be made by the Company from time to time within thirty (30) days following its receipt of a written statement from Olympus and will be in addition to any other fees or amounts payable to Olympus pursuant to this Agreement. The fees and other compensation specified in this Agreement will be payable by the Company regardless of the extent of services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests Olympus or its Affiliates to provide any such services.

(h) Any payment due hereunder from the Company to Olympus that is not paid when due because the Company does not have sufficient funds available to make such payment at such time or is prohibited by any of its debt financing agreements from making such payment at such time shall be paid immediately at such later time when the Company has sufficient funds available to make such payment or when such prohibition in the Company’s debt financing agreements is no longer effective, as applicable.

(i) For the purposes of this Agreement, (i) an “Affiliate” of an individual or entity means any other individual or entity that, directly or indirectly, controls, or is controlled by or is under common control with, such individual or entity and (ii) “Aggregate Consideration” means the value of the consideration paid for the equity of the target company, or, in the case of a purchase of assets, the consideration paid for such assets (in each case, including without limitation any amounts paid in the form of a promissory note, deferred payments, earn-out, preferred stock, cash or other property and the value of any noncompetition, transaction services, employment or consulting agreement entered into by the sellers in excess of the fair value of the services to be provided thereunder), plus in each case the value of any debt, capital lease and preferred equity obligations of the target company, as the case may be, assumed, retired or defeased in connection with the transaction. Any amounts to be paid by Parent, the Company or their subsidiaries contingent upon future events shall be estimated for purposes of the calculations in this Section 3 at an expected value mutually and reasonably agreed upon by the Company and Olympus at the time of closing of the transaction, except that amounts held in escrow will be deemed paid at closing, and “all or substantially all of the assets” has the meaning ascribed to it in the Delaware General Corporation Law.

4. Consulting Relationship. It is understood and agreed that Olympus shall for all purposes hereof be deemed to be an independent contractor and shall not, unless otherwise expressly authorized in writing by Parent, have any authority to act for or represent Parent or the Company in any way, execute any transaction on behalf of Parent or the Company or otherwise be deemed an agent of Parent or the Company. No federal, state or local withholding deductions shall be withheld from the fees and other amounts payable to Olympus pursuant to this Agreement unless otherwise required by law.

5. Personnel. Olympus will provide and devote to the performance of this Agreement such partners, employees and agents of Olympus as Olympus shall deem appropriate to the furnishing of the services mutually agreed upon by Parent and Olympus.

6. Liability. Neither Olympus nor any of its Affiliates, nor any of their respective partners, members, employees, representatives or agents (collectively, the “Olympus Group”) shall be liable to Parent, the Company, their subsidiaries or any of their Affiliates for any loss, liability, damage or expense (including attorney’s fees and expenses) (collectively a “Loss”) arising out of, or in connection with, or in any way related to, the performance of services contemplated by this Agreement, unless such Loss shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of a member of the Olympus Group acting within the scope of their employment or authority. Olympus makes no representations or warranties, express or implied, in respect of the services provided by any member of the Olympus Group. Except as Olympus may otherwise agree in writing after the date hereof: (i) each member of the Olympus Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as Parent, the Company, their subsidiaries or any of their Affiliates and (B) do business with any client or customer of Parent, the Company, their subsidiaries or any of their Affiliates; (ii) no member of the Olympus Group shall be liable to Parent, the Company, their subsidiaries or any of their Affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that any member of the Olympus Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Parent, the Company, their subsidiaries or any of their Affiliates on the one hand, and any member of the Olympus Group, on the other hand, or any other person, no member of the Olympus Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to Parent, the Company, their subsidiaries or any of their Affiliates and, notwithstanding any provision of this Agreement to the contrary, no member of the Olympus Group shall be liable to Parent, the Company, their subsidiaries or any of their Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Olympus Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to Parent, the Company, their subsidiaries or any of their Affiliates. In no event will any of the parties hereto be liable to any other party hereto for (x) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable or (y) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined in Section 7 below) relating to the services which may be provided by Olympus hereunder.

7. Indemnity. Parent, the Company, their subsidiaries and their Affiliates shall defend, indemnify and hold harmless each member of the Olympus Group from and against any and all Losses arising from any claim by any person or entity with respect to, or in any way related to, this Agreement (including reasonable attorney’s fees) (collectively, “Claims”) resulting from any act or omission of any member of the Olympus Group, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by a member of the Olympus Group acting within the scope of their authority. Parent, the Company, their subsidiaries and their Affiliates shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against Parent, the Company, their subsidiaries or any of their Affiliates, or any member of the Olympus Group or in which any member of the Olympus Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the Olympus Group, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by a member of the Olympus Group acting within the scope of their authority, then such member of the Olympus Group shall reimburse Parent, the Company, their subsidiaries and their Affiliates for the costs of defense and other costs incurred by Parent, the Company, their subsidiaries and any of their Affiliates.

8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

If to Olympus, to:

Olympus Advisors V, LLC

Metro Center

One Station Place

Stamford, Connecticut 06902

Attention: Paul Rubin and Evan Eason

Facsimile: (203) 353-5910

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attention: John A. Schoenfeld, P.C.

Facsimile: (312) 862-2200

If to the Company or Parent, addressed to such party at:

7300 W. 129th Street

Overland Park, Kansas 66213

Attention: Chief Financial Officer

Facsimile: (913) 327-5850

All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

9. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, the prevailing party shall be entitled to its reasonable attorneys’ fees, including attorneys’ fees on appeal, costs, and disbursements in addition to any other relief to which it may be entitled.

10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile or electronic delivery in portable document format), each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

12. Entire Agreement; Modification. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon any party unless approved in writing by an authorized representative of such party.

13. Governing Law and Severability. This Agreement shall, in all respects, be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with the law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

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IN WITNESS WHEREOF, the parties have executed this Advisory Services Agreement as of the date first written above.

NPC INTERNATIONAL HOLDINGS, INC.

By:	/s/ Evan Eason
Name: Evan Eason
Title: Vice President and Assistant Secretary

NPC INTERNATIONAL, INC.

By:	/s/ Evan Eason
Name: Evan Eason
Title: Vice President and Assistant Secretary

OLYMPUS ADVISORS V, LLC

By:	/s/ Robert Morris
Name: Robert Morris
Title: Authorized Signatory

Signature Page to Advisory Services Agreement